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EXHIBIT 21.1

ADE CORPORATION

List of Direct and Indirect Wholly-Owned Subsidiaries

ATI Foreign Sales Corporation
Incorporated in Barbados

ADE International Corporation
Incorporated in Delaware

ADE International GmbH
Incorporated in Germany

ADE Optical Systems Corporation
Incorporated in Massachusetts

ADE Securities Corp.
Incorporated in Massachusetts

ADE Software Corporation
Incorporated in Massachusetts

ADE Technologies, Inc.
Incorporated in Massachusetts

Phase Shift Technology, Inc.
Incorporated in Arizona

List of Partially-Owned Subsidiaries

Japan ADE, Ltd.
Incorporated in Japan

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ADE CORPORATION List of Direct and Indirect Wholly-Owned Subsidiaries
List of Partially-Owned Subsidiaries